UNITED STATED

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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MFS MUNICIPAL INCOME TRUST

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aberdeeninvestments.com March 2026 abrdn National Municipal Income Fund (VFL) Reorganization into MFS Municipal Income Fund (MFM) Supplemental Proxy Materials regarding the broadening of the VFL Investment Strategy to increase allocation to High Yield Municipal Bonds

Executive summary

As part of a comprehensive strategic review by management, the Board of VFL evaluated a proposed reorganization of the Fund into MFM with the goal of strengthening the Fund's value proposition and enhancing its ability to attract and retain investors.

During this review, the Board also considered the fact that reorganizing VFL into MFM would result in an expanded investment mandate because MFM did not include a 20% limit on investments in High Yield municipal bonds currently contained in VFL. In assessing the broader investment scope, Aberdeen Investments noted that it anticipated managing MFM in line with its current credit exposure under the broader mandate, which generally holds between 30-50% in High Yield municipal bonds. The Board weighed the modest increase in credit risk against the potential benefits of a larger investment universe presented by management—specifically, the opportunity to increase the Fund's earning potential, support a higher distribution level, and seek improved long-term, risk-adjusted returns. This presentation has been provided to illustrate the rationale for such a change.

Management presented and the VFL Board considered that the reorganization would combine the advantages of a broader investment mandate with the benefits of merging the two funds. These benefits include creating a larger and more liquid fund, lower expenses, supporting a higher distribution rate, a judicious use of leverage, and offering the potential for a narrower discount and stronger total returns over time.

The VFL Board agreed with management's conclusion that, together, the broader mandate of MFM and larger fund size position the combined fund to better serve shareholders going forward. In the event the reorganization with MFM is not consummated, the Board agreed with management's conclusion that the strategic importance of broadening VFL's investment mandate would remain unchanged, and the Board would continue to move forward with implementing that enhancement.

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Enhancing shareholder long-term interests and investment needs.

Credit quality fund comparison

- If VFL reorganization into MFM is approved, Aberdeen expects to manage MFM in a similar manner with expected High Yield allocations ranging between 30-50% depending on market conditions over time.
- In the event that the reorganization into MFM is not approved, it is expected that the VFL investment mandate would be broadened and similarly managed with High Yield allocations ranging between 30-50% depending on market conditions over time.

Credit quality	**VFL** **abrdn National Municipal Income Fund** (% of total gross assets)	**MFM** **MFS Municipal Income Trust** (% of total gross assets)
AAA	2	1
AA	45	16
A	15	23
BBB	21	21
Investment grade total *	**83**	**61**
BB	2	11
B	2	3
CCC and below	1	1
Not Rated	14	25**
High Yield grade total*	**19**	**40**

Source: Fund Factsheets, Data as of 12/31/25
* Figures may not always sum to 100 due to rounding.
** Not rated includes: (i) fixed income securities that are not rated; (ii) fixed income securities that are not rated by S&P, Moody's, Fitch, DBRS or Kroll, but may be rated by other NRSRO's; (iii) derivatives

Broadening opportunity set of VFL to permit greater allocation to higher yields.

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A broader mandate supports shareholders’ long - term interests Permitting a municipal bond fund to invest in both investment - grade and High Yield municipal bonds potentially enhances the fund’s ability to: • Achieve stronger risk - adjusted returns • Increase income and support higher distributions • Improve diversification and portfolio resilience • Navigate changing market and credit environments • Capture unique opportunities in less - efficient municipal market segments • Stronger income generation from the portfolio enables more judicious use of leverage to achieve a given level of earnings. 4 A carefully managed and research - driven approach to High Yield municipal exposure can meaningfully strengthen the fund’s long - te rm performance profile and better position it to deliver value to shareholders across varying market cycles.

Broader investment universe enhances opportunity for attractive risk - adjusted returns The U.S. municipal market is large, diverse, and includes many issuers that fall outside the investment - grade universe yet exhibit strong fundamentals. By expanding the mandate: • The fund can access higher - yielding bonds that can provide more attractive income streams. • High Yield municipals often offer yields that more than compensate for their incremental credit risk. • Historical municipal market behavior shows relatively low long - term default rates across most segments , even within High Yield, compared to similarly rated corporate credit. • High Yield has historically offered better risk weighted returns given higher sharpe ratio 5 Source: Factset Reseach Systems, 28 February 2026 *Represents 10 year sharpe ratio The combination of strong municipal credit characteristics and higher coupons can meaningfully improve the fund’s total return potential while maintaining prudently managed risk . Index Sharpe Ratio* Muni Bond HY 0.26 Muni Bond 0.00

Improved portfolio diversification and reduced concentration risk Municipal markets often exhibit segmented credit cycles in which investment - grade and High Yield sectors behave differently. Access to both allows the portfolio manager to: • Diversify across revenue sources, sectors, and issuer types • Mitigate return volatility risk by holding assets with differing risk return dynamics • Reduce concentration in heavily purchased investment - grade credits, which may become over - valued in periods of strong demand 6 This cross - segment diversification helps lower portfolio - level risk and potentially enables more stable long - term performance. Sector breakdown Source: Factset Reseach Systems, March 2026 HY weight=Bloomberg Muni High Yield Total Return Index IG weight=Bloomberg U.S. Municipal Index

Enhanced income generation and more competitive distribution levels Many investors choose CEF municipal bond funds specifically for tax - exempt income . Increased High Yield municipal bond exposure typically offers significantly higher coupon levels , which can: • Increase the fund’s earnings power • Support a higher and more stable distribution rate • Improve competitiveness versus peer funds and competing investment products • Stronger income generation from the portfolio enables more judicious use of leverage to achieve a given level of earnings. 7 Source: Factset Reseach Systems, March 2026 Higher income achieved responsibly and in accordance with disciplined credit research directly supports long - term shareholder value. Spread between High Yield Municipal Bonds and Investment Grade Municipal Bonds

Flexibility to navigate changing market environments Market cycles rarely favor a single credit segment. Investment - grade bonds often benefit during flight - to - quality periods, while High Yield bonds may lead performance during economic expansions or declining rate environments. A broader mandate allows managers to: • Shift allocations based on evolving credit conditions • Take advantage of relative value opportunities when spreads between investment - grade and High Yield municipals widen or tighten • Capture mispricing in less - efficient areas of the High Yield municipal market • Compared to Investment - Grade municipals, High Yield municipals historically have experienced quicker recovery from drawdowns 8 Flexibility supports more resilient performance through different interest rate and credit cycles. Source: Factset Reseach Systems, March 2026

Historically low default rates in municipal markets support selective High Yield exposure While High Yield municipal issuers carry higher credit risk, the municipal market as a whole has historically exhibited much lower default rates than comparably rated corporate bonds. A carefully researched High Yield allocation can: • Lower realized credit losses supporting increased portfolio income generation • Maintain high recovery prospects • High Yield municipals have historically defaulted far less than High Yield corporates at comparable ratings , limiting downsi de risk relative to other fixed - income categories 9 Source: Moody’s Ratings, March 2026 Generally, the credit ratings from AAA (highest) to D (lowest). Where bonds held in the fund are rated by multiple rating age nci es (Moody’s, Fitch and S&P), the higher of the ratings is used. This may mot be consistent with data from the benchmark provider. Quality distribution represents ratings of the underlying securities held within the f und and not ratings of the fund itself. Lower default rate underpins the case for selective exposure rather than blanket exclusion. Default rates over a 10 - year period

Aberdeen has a strong track record of avoiding credit events 0 10 20 30 40 50 60 70 80 2017 2018 2019 2020 2021 2022 2023 2024 2025 Defaults by Year Bloomberg Muni Universe Aberdeen Muni Suite 10 Source: Aberdeen, Bloomberg, 31 December 2025. Aberdeen default counts reflect fund performance since inception and Bloomberg (2 017). The Aberdeen Muni Suite includes the Ultra Short, Short High Yield and Long Duration Municipal strategies. Past performance does not predict future returns. Strong fundamental credit research is paramount to avoiding downgrades and defaults.

Important Information

This presentation is for informational purposes only, and is not intended as an offer or recommendation with respect to the purchase or sale of any security, option, future or other derivatives in such securities. The Fund's adviser, one of its affiliated advisers, or its employees, may have a position in securities named in this report.

Indexes are unmanaged and have been provided for comparison purposes only. No fees or expenses are reflected. You cannot invest directly in an index.

Closed-end funds are traded on the secondary market through one of the stock exchanges. Closed-end fund investment return and principal value will fluctuate so that an investor's shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund's portfolio. There is no assurance that any Fund will achieve its investment objective. Past performance does not guarantee future results.

Any research or analysis used in the preparation of this document has been procured by Aberdeen or its affiliates for their own use and may have been acted on for their own purpose. The results thus obtained are made available only coincidentally and the information is not guaranteed as to its accuracy. Some of the information in this document may contain projections or other forward-looking statements regarding future events or future financial performance of countries, markets or companies. These statements are only predictions and actual events or results may differ materially. The reader must make his/her own assessment of the relevance, accuracy and adequacy of the information contained in this document and make such independent investigations, as he/she may consider necessary or appropriate for the purpose of such assessment. Any opinion or estimate contained in this document is made on a general basis and is not to be relied on by the reader as advice. Neither Aberdeen or any of its agents have given any consideration to nor have they made any investigation of the investment objectives, financial situation or particular need of the reader, any specific person or group of persons. Accordingly, no warranty whatsoever is given and no liability whatsoever is accepted for any loss arising whether directly or indirectly as a result of the reader, any person or group of persons acting on any information, opinion or estimate contained in this document.

Fixed income securities are subject to certain risks including, but not limited to: interest rate (changes in interest rates may cause a decline in the market value of an investment), credit (changes in the financial condition of the issuer, borrower, counterparty, or underlying collateral), prepayment (debt issuers may repay or refinance their loans or obligations earlier than anticipated), and extension (principal repayments may not occur as quickly as anticipated, causing the expected maturity of a security to increase).

International investing entails special risk considerations, including currency fluctuations, lower liquidity, economic and political risks, and differences in accounting methods. These risks are generally heightened for emerging market investments. Foreign securities are more volatile, harder to price and less liquid than U.S. securities.

Municipal bonds can be significantly affected by political and economic changes, including inflation, as well as uncertainties in the municipal market related to taxation, legislative changes, or the rights of municipal security holders.

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Important Information

The amount of income received by the Fund will go up or down depending on day-to-day variations in short-term interest rates, and when interest rates are very low the Funds expenses could absorb all or a significant portion of the Fund's income.

Investments in asset backed and mortgage-backed securities include additional risks that investors should be aware which include those associated with fixed income securities, as well as increased susceptibility to adverse economic developments.

Alternative investments involve specific risks that may be greater than those associated with traditional investments; are not suitable for all clients; and intended for experienced and sophisticated investors who meet specific suitability requirements and are willing to bear the high economic risks of the investment. Investments of this type may engage in speculative investment practices; carry additional risk of loss, including possibility of partial or total loss of invested capital, due to the nature and volatility of the underlying investments; and are generally considered to be illiquid due to restrictive repurchase procedures. These investments may also involve different regulatory and reporting requirements, complex tax structures, and delays in distributing important tax information.

The information herein including any expressions of opinion or forecast have been obtained from or is based upon sources believed by Aberdeen to be reliable but is not guaranteed as to accuracy or completeness. The information is given without obligation and on the understanding that any person who acts upon it or otherwise changes his position in reliance there on does so entirely at his or her own risk. Aberdeen reserves the right to make changes and corrections to its opinions expressed in this document at any time, without notice. Any unauthorized disclosure, use or dissemination, either whole or partial, of this document is prohibited and this document is not to be reproduced, copied, made available to others.

abrdn Inc. offers a variety of products and services intended solely for investors from certain countries or regions. Your country of legal residence will determine the products or services that are available to you. Nothing in this document should be considered a solicitation or offering for sale of any investment product or service to any person in any jurisdiction where such solicitation or offer would be unlawful.

Aberdeen Investments Global is the trade name of Aberdeen's investments business, herein referred to as "Aberdeen Investments" or "Aberdeen". In the United States, Aberdeen Investments refers to the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, and abrdn Asia Limited.

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© Aberdeen Group plc 2025

ID#: AA-120326-205459-1

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